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                               PURCHASE AGREEMENT

                                      AMONG

                             QUAIL CONSTRUCTION, LLC

                              CAMDEN CROSSING, LLC

                             QUAIL REAL ESTATE, LLC

                         FORTRESS HOLDING-VIRGINIA, LLC

                            THE FORTRESS GROUP, INC.

                                       AND

                              JLG INVESTMENTS, LLC




                             DATED: OCTOBER 16, 2001

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                               PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (this "Agreement") is made as of this 16th day of October, 2001, among Fortress Holding - Virginia, LLC, a Delaware limited liability company ("Seller"), The Fortress Group, Inc., a Delaware corporation ("Fortress"), Quail Construction, LLC, a Washington limited liability company ("Quail Construction"), Camden Crossing, LLC, an Oregon limited liability company ("Camden Crossing"), Quail Real Estate, LLC, a Washington limited liability company ("Quail Real Estate" and collectively with Quail Construction and Camden Crossing, the "Acquired Companies"), and JLG Investments, LLC, a Washington limited liability company ("Purchaser").

        WHEREAS, the Acquired Companies are engaged in the business of constructing and selling residential single-family homes in the States of Washington and Oregon (the "Business"),

        WHEREAS, Seller owns all of the outstanding membership interests ("Interests") in the Acquired Companies,

        WHEREAS, Seller desires to sell, transfer, and assign to Purchaser, and Purchaser desires to purchase and acquire all of the Interests for the consideration and on the terms set forth in this Agreement, including Fortress' promise to loan Purchaser operating capital,

        NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                          SALE OF INTERESTS AND SHARES

        INTERESTS. Upon the terms and subject to the conditions set forth herein and in reliance on the respective representations and warranties of the parties, the Seller will sell and transfer all of the Interests to Purchaser, and Purchaser will purchase the Interests from the Seller on the Closing Date and at the time and place of Closing referred to below, for the consideration and in accordance with the provisions of Section 2.1 hereof.


                                   ARTICLE II
                       CONSIDERATION AND MANNER OF PAYMENT

        2.1 Working Capital Loan. In partial consideration for Purchaser's promise to purchase the Interests, Fortress promises to make a working capital loan to Purchaser in the amount of $859,513.18 at Closing. The loan will be evidenced by a Secured Promissory Note and Security Agreement in the form of and containing the terms and conditions set forth in Exhibits A and B, respectively, attached hereto and made a part hereof.


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        2.2     Cash Consideration. The purchase price (the "Purchase Price")
for the Interests and the terms of payment will be as follows: At Closing Purchaser shall pay to Seller $1.00 cash.

                                   ARTICLE III
                                     CLOSING

        3.1 TIME AND PLACE OF CLOSING. The purchase and sale provided for in this Agreement will take place at the offices of Hagen, Dye, Hirschy & DiLorenzo, 888 S.W. Fifth Avenue, Suite 1000 Portland, Oregon 97204, or at such other place as the parties may agree upon, at 9:00 a.m. (local time) on October 16, 2001 (the "Closing", sometimes referred to as the "Closing Date") or such sooner date as the parties may agree in writing

        3.2 DELIVERIES. At Closing, the Seller, Acquired Companies, Jon L. Girod, Maria Girod, L. Bert Girod, and Purchaser will respectively deliver the closing documents as set forth in the Deliveries Check List attached as Exhibit C hereto and hereby incorporated by reference (the "Deliveries Check List").

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF SELLER AND
                               ACQUIRED COMPANIES

        The Acquired Companies, Fortress, and Seller each jointly and severally represent and warrant to Purchaser as follows:

        4.1 CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT. Fortress is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Seller, Quail Construction, Camden Crossing, and Quail Real Estate is a limited liability company validly existing and in good standing under the laws of their organization. Seller, Fortress, and the Acquired Companies have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquired Companies, Fortress, and Seller and performance by them of their obligations under this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each, in accordance with applicable law and the respective Certificates of Incorporation and By-laws and Certificates of Formation and operating agreements of the entities. This Agreement has been duly and validly executed and delivered by the Acquired Companies, Fortress, and Seller and constitutes the valid and binding obligations of each, enforceable in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws of general applicability relating to or affecting creditors' rights generally, or the application of equitable principles.


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        4.2     CAPITALIZATION. The entire capital interests of the Acquired
Companies is listed on Schedule 4.2 and is held only by Seller. No legend or other reference to any purported encumbrance appears upon any certificate representing the Interests of the Acquired Companies. All of the outstanding interests of the Acquired Companies have been duly authorized and validly issued and are fully paid and nonassessable. There are no voting agreements, voting trusts or other agreements (including cumulative voting rights), commitments or understandings with respect to any of the Interests.

        4.3 CERTIFICATE OF FORMATION, OPERATING AGREEMENT, OFFICERS. True and complete copies of the Certificate of Formation, and all amendments thereof to date, and the operating agreements, as amended, of Quail Construction, Camden Crossing, and Quail Real Estate have been delivered to Purchaser. Schedule 4.3 is a true and complete list of all of the officers and managers of the Acquired Companies.

        4.4 NO CONFLICT.The execution, delivery or performance of this Agreement, the execution and delivery by Seller of Closing documents, and the consummation of the transactions contemplated hereby will not:

                        (a) conflict with or result in a violation or breach of
                any of the terms, conditions, or provisions of the Certificates of Incorporation and By-laws of Seller or Fortress or the Certificates of Organization or the Operating Agreements of the Acquired Companies;

                        (b) conflict with or result in a violation or breach of
                any term or provision of any Law or Order applicable to Acquired Companies (other than such conflicts, violations or breaches (i) which could not in the aggregate be reasonably expected to adversely affect the validly or enforceability of this Agreement or to have a material adverse effect on the Condition of the Business or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser;

                        (c) except as could not, individually or in the
                aggregate, reasonably be expected to be materially adverse to the Condition of the Business or to adversely affect the ability of Seller to consummate the transactions contemplated hereby or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Acquired Companies, Seller, or Fortress to obtain any consent or approval of any Person under the terms of, (iv) result in or give to any Person any right of termination, cancellation, or modification under, or (v) result in the creation or imposition of an Lien upon Seller, the Acquired Companies, or its assets under, any Contract or License to which the Acquired Companies, Fortress, or Seller is a party or by which any of the assets of the Acquired Companies are bound.


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        4.5     BALANCE SHEET. Attached as Schedule 4.5 hereto is the unaudited balance sheet of the Acquired Companies as of August 31, 2001.

        4.6 LEGAL ACTIONS. Except as disclosed in Schedule 4.6 hereto, there are no actions, suits, proceedings, or claims pending or, to the knowledge of Seller and the Acquired Companies, threatened, before or by any court, arbitrator, regulatory authority or government agency against or affecting the Acquired Companies or Seller that (i) seek to enjoin or prevent the consummation of the transaction contemplated by this Agreement or (ii) could reasonably be expected to have a material adverse effect on the Condition of the Business.

        4.7 COMPLIANCE WITH LAWS AND ORDERS. The Acquired Companies are not in violation of or in default under any Law or Order applicable to the Business the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to materially adverse to the Condition of the Business.

        4.8 REAL PROPERTY. Attached to Schedule 4.8 is a computer printout listing, as of the Closing Date, each parcel of real property owned by the Acquired Companies which is individually or in the aggregate with other owned or leased parcels material to the Condition of the Business.

        4.9 CONTRACTS. Schedule 4.9 hereto contains a true and correct list of (i) all employment Contracts to which the Acquired Companies are a party and
(ii) all Contracts relating to Indebtedness of the Acquired Companies.

        4.10 BROKERS. All negotiations relative to the Agreement and the transactions contemplated hereby have been carried on without the intervention of any other person on behalf of Seller or the Acquired Companies in such manner as to give rise to any claim by any other person for a finder's fee, brokerage commission or similar payment.

        4.11 SERIES E PREFERRED. The shares of Series E 6% Cumulative, Convertible Preferred Stock of The Fortress Group, Inc. held by Jon L. Girod and Maria Girod, husband and wife and L. Bert Girod are freely assignable. No consent or approval of any person is required to permit the assignment.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        5.1 CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT. Purchaser is a limited liability company validly existing and in good standing under the laws of Washington. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its part, in accordance with its Certificate of Formation and operating


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agreement. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes its valid and binding obligation, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws of general applicability relating to or affecting creditors' rights generally, or the application of equitable principles.


        5.2 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of Closing documents, the performance by Purchaser of his obligations under this Agreement and the Closing documents and the consummation of the transactions contemplated hereby and thereby will not:

                (a) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser (other than such conflicts, violations or breaches which could not in the aggregate be reasonably expected to adversely affect the validly or enforceability of this Agreement or the Closing documents to be delivered by Purchaser).

                (b) except as could not, individually or in the aggregate, reasonably be expected to adversely effect the ability of Purchaser to consummate the transactions contemplated hereby or by the Closing documents to be delivered by Purchaser or to perform its obligations hereunder or at Closing, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent or approval of any Person under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, or modification under, any Contract or License to which Purchaser is a party.

        5.3 LEGAL ACTIONS. There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting Purchaser that seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

        5.4 BROKERS. All negotiations relative to the Agreement and the transactions contemplated hereby have been carried on without the intervention of any other person on behalf of Purchaser in such manner as to give rise to any claim by any other person for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE VI
                           COVENANTS PRIOR TO CLOSING

        COOPERATION. Seller, Fortress, the Acquired Companies, and Purchaser shall cooperate fully with each other in furnishing any information or performing any action


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requested by the other party which is reasonably necessary to the timely and successful consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO THE CLOSING

        7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

                (a) Performance of this Agreement. All agreements, covenants, and obligations required by the terms of this Agreement to be performed and complied with by Seller, the Acquired Companies, and Fortress on or before the Closing Date shall have been so performed or complied with in all material respects.

                (b) Accuracy of Representations and Warranties. The representations and warranties of Seller, Fortress, and the Acquired Companies contained in Article IV of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to an earlier or specific time, in which case they shall be true and correct in all material respects as of such time, and Seller shall have delivered to Purchaser a certificate to that effect, signed on behalf of Seller and the Acquired Companies by a duly authorized officer of the sole member of Seller and the Acquired Companies, as the case may be.

                (c) No Legal Obstruction. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                (d) Financing. Prior to or at Closing, KeyBank shall have been paid in full with respect to its credit facility with the Acquired Companies in place on the date of this Agreement.

                (e) Material Adverse Change. Since August 31, 2001 no material adverse change in the Condition of the Business shall have occurred, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Business but also affect other persons who participate or are engaged in lines of business similar to the Business.

                (f) Accord and Satisfaction. Quail Construction, LLC, and Fortress have executed and delivered an agreement entitled Accord and Satisfaction in substantially the form and to the effect of Exhibit D, attached hereto and made a part hereof.


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                (g) Settlement Agreement. Purchaser, Jon L. Girod, Maria Girod,
        L. Bert Girod, and Fortress have executed and delivered an agreement entitled Settlement Agreement and Release in substantially the form and to the effect of Exhibit E, attached hereto and made a part hereof.


                (h) Closing Costs. Fortress shall have delivered to Quail Construction, LLC a total of $204,695.39 for use by it in connection with estimated shut-down expenses, as more fully described in Schedules 7.1(h)(i) - (iv), attached hereto and made a part hereof:

                        (i) Trailing bills - construction - $46,595;

                        (ii) Contracts for phone system upgrade, phone service,
                and copies - $ 37,061.21;

                        (iii) Severance packages - $82,039.18; and

                        (iv) Office Lease - $39,000.

                (i) Warranty Service Agreement. Fortress has executed a copy of the Warranty Service Agreement attached hereto as Exhibit F and made a part hereof, and it has delivered to Quail Construction, LLC at Closing $50,000 cash pursuant to the Agreement.

        7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Seller:

                (a) Performance of this Agreement. All agreements, covenants, and obligations required by the terms of this Agreement to be performed and complied with by Purchaser on or before the Closing Date shall have been so performed or complied with in all material respects.

                (b) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Article V of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to an earlier or specific time, in which case they shall be true and correct in all material respects as of such time, and Purchaser shall have delivered to Seller a certificate to that effect, signed on by Purchaser.

                (c) No Legal Obstruction. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining, or otherwise prohibiting or making


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        illegal the consummation of any of the transactions contemplated by this
        Agreement.

                (d) Approval of Fortress Board of Directors. The Board of Directors of Fortress shall have formally approved the transaction contemplated by this Agreement.

                (e) Financing. Prior to or at Closing, KeyBank shall have consented in writing to the sale and purchase without a material change in the terms or conditions of its respective credit facility with the Acquired Companies in place on the date of this Agreement.

                (f) Accord and Satisfaction. Jon Girod, has executed at least eight (8) days prior to the Closing Date an agreement entitled Accord and Satisfaction in substantially the form and to the effect of Exhibit D, attached hereto and made a part hereof.

                (g) Settlement Agreement. Purchaser, Jon L. Girod, Maria Girod,
        L. Bert Girod and Fortress have executed an agreement entitled Settlement Agreement in substantially the form and to the effect of Exhibit E, attached hereto and made a part hereof.

                (h) Warranty Service Agreement. Purchaser has executed a copy of the Warranty Service Agreement, Exhibit F.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

        8.1 COBRA PREMIUM. Fortress covenants that it will pay on behalf of Jon Girod COBRA premiums as necessary to insure that Jon Girod, his wife, and minor dependents are covered under the Acquired Company's or Fortress', as the case may be, medical, dental, and vision insurance through March 31, 2002.

        8.2 401(k) VESTING. Fortress covenants that it will take all necessary steps to insure that all employer matches made to the Fortress Group 401(k) Plan on behalf of Jon Girod as of the Closing Date are 100% vested.

        8.3 INSURANCE. In consideration of the $859,513 loan hereby made by Fortress to Quail Construction, Fortress continues to have an insurable interest in Quail Construction and its sister entities. The interest will continue, at a minimum, until the loan is paid in full. Fortress covenants that it will add JLG Investments, LLC and the Acquired Companies as insured parties to its General Commercial Liability, Builders' Risk, Workers Compensation, automobile and umbrella insurance policies for the period commencing the Closing Date and ending December 31, 2001 and as to Builder's Risk until the backlog is closed. Fortress will also add Purchaser, Jon L. Girod, Maria Girod,


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and L. Bert Girod as insured parties under its General Commercial Liability policy until the Expiration Date, at no cost to these parties. Fortress will provide to the respective insured parties at Closing certificates of insurance consistent with the foregoing.

        8.4 SHUT-DOWN EXPENSES. Quail Construction covenants that it will apply directly the cash delivered pursuant to Section 7.1(h) to the persons or purposes, as the case may be, identified in Schedules 7.1(h)(i) - (iv) and in the amounts corresponding with their respective names or purposes.

        8.5 REAL ESTATE TAXES. Upon receipt of an invoice covering prorated real estate taxes for the period July 1, 2001, through October 16, 2001 relating to real estate owned by an Acquired Company as of the Closing date, Fortress will pay the invoice amount to Quail Construction, LLC forthwith.

        8.6 ACCOUNTING INFORMATION AND RECORDS. Fortress will provide historical accounting information pertaining to the Acquired Companies to Purchaser upon request. Fortress and Purchaser shall each preserve and maintain all accounting and financial records of the Acquired Companies for a period of six years after the Closing Date.

                                   ARTICLE IX
                                 INDEMNIFICATION

        9.1 INDEMNIFICATION BY SELLER. Subject to the limitations set forth in Section 9.6, below, from and after the Closing, Seller and Fortress jointly and severally agree to indemnify, defend, and save the Acquired Company, and its officers, directors, employees, and agents, Purchaser, Jon L. Girod, and Louis Bert Girod (each, a "Purchaser Indemnified Party"), at all times from and after this Agreement through the Expiration Date harmless from and against, and to promptly pay to a Purchaser Indemnified Party or reimburse a Purchaser Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, filing fees, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings (including appeals, arbitration and mediation), judgments, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of --

                (a) a Construction Claim. Fortress shall name each Purchaser Indemnified Party as an additional insured under its liability insurance policies; or

                (b) any Taxes.

        9.2 INDEMNIFICATION BY PURCHASER. From and after the Closing, Jon L. Girod, Purchaser and any assignee agree to indemnify, defend, and save Seller, Fortress, and their officers, directors, employees and agents, (a "Seller Indemnified Party") at all times


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from and after this Agreement through the Expiration Date harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by a Seller Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of --

                (a) the termination of employment of an employee of the Acquired Company after the Closing Date; or

                (b) a breach of the covenant of Quail Construction set forth in Section Section 7.1(h).

        9.3 INDEMNIFICATION PROCEDURE. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action or proceeding by an entity who is not a party to this Agreement or an affiliate of such a party (including, but not limited to any domestic or foreign court, government, or Governmental Authority or instrumentality, federal state or local) (a "Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval.

                (a) In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expense, settlement amounts or other Losses paid or incurred in connection therewith.

                (b) In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense


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        assisted by counsel of its own choosing, provided that the Indemnified
        Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If a firm decision is made to settle a Claim, which offer the Indemnifying Party is permitted to settle under this Section 8.3 and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Claim and, in such event, the maximum liability of the Indemnifying Party as to such Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 30 day period.

                (c) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

        9.4 FAILURE TO GIVE TIMELY NOTICE. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Sections 9.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

        9.5 REDUCTION OF LOSS. To the extent any Loss of an Indemnified Party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) (such net payment being referred to herein as a "Reimbursement") shall be credited against such Loss; provided, however, (x) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Loss, and (y) the Indemnified Party shall have no obligation, hereunder or otherwise, to pursue payment under or from any insurer or third party in respect of such loss. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of a Loss, such Reimbursement shall be promptly paid over to the Indemnifying Party.

        9.6 LIMITATION OF INDEMNIFICATION. Notwithstanding anything in this Agreement to the contrary:

                (a) Limitation of Years. A party's duty to indemnify under this
        Article VIII shall cease thirty-six (36) months from the date of Closing (the "Expiration Date"), and, moreover, --


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                        (i) Fortress and Seller will have no liability for
                indemnification with respect to any Loss described in Section
                9.1 unless on or before thirty-six (36) months from the Date of Closing Purchaser notify Fortress in writing of a claim specifying the factual basis of that claim in reasonable detail; and

                        (ii) Purchaser will have no liability for
                indemnification with respect to any alleged Loss described in
                Section 9.2 unless on representation or before thirty-six (36) months from the Date of Closing Fortress notifies Purchaser in writing of a claim specifying the factual basis of that claim in reasonable detail.

        The duty to indemnify pursuant to Section 9.1 and 9.2 shall continue until there is a final and complete resolution of the matters giving rise to the causes of action.


                (b) Dollar Limitation for Breach. The total Losses for which Seller and Fortress, in the aggregate, shall provide indemnification under this Article IX and any other provision of this Agreement shall be $3,000,000.

                (c) Consequential or Special Damages. No Indemnifying Party shall have any liability to an Indemnified Party for any incidental, special, consequential, punitive, or statutorily trebled damages.

                (d) Exclusive Remedy. The indemnification obligations of Seller and Fortress under this Article IX are the sole and exclusive remedy of Purchaser, and Purchaser waives any other remedies, whether available at law or in equity.

        9.7 SUBROGATION. The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Loss satisfied by the Indemnifying Party. The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of the Acquired Company.

                                    ARTICLE X
                                   DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings referred to in this Article 10:

"Acquired Companies" - as defined on page 2.

"Acquired Company's Product" means any goods or products, other than real property, manufactured, sold, handled, distributed, or disposed of by an Acquired Company and materials, parts, or equipment furnished in connection with such goods or products; and for purposes of this definition, Acquired Company's Product includes warranties or


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


representations made with respect to the fitness, quality, durability, performance, or use of the Product.

"Acquired Company's Work" means work or operations performed by an Acquired Company or on its behalf and materials, parts, or equipment furnished in connection with the work or operations; and for purposes of this definition, Acquired Company's Work includes warranties or representations made with respect to the fitness, quality, durability, performance, or use of the Work.

"Board" - as defined in Section 7.2(e).

"Business" - as defined on page 2.

"Closing" and "Closing Date - as defined in Section 3.1.

"Condition of the Business" - the business, financial condition, or results of operations of the Business.


"Condominium Unit" means a condominium or duplex unit of Camden Crossing, Northfield, Moorecroft Station, Belmont Place, Crestwood Terrace, Ryerson Square, Grovers Mill and Quail Glen.

"Construction Claim" means a claim brought for or on account of property damage or bodily injury arising out of an Acquired Company's Product or Work with respect to a home or Condominium Unit completed by an Acquired Company and delivered to one of its customers prior to the date of Closing.

"Deliveries Check List" - Exhibit C.

"Expiration Date" - as defined in Section 9.6(a).

"Fortress" - The Fortress Group, Inc., a Delaware corporation.

"Indebtedness" - with respect to any person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, and (iii) in the nature of guarantees of the obligations described in clauses (i) and (ii), above of any other Person.

"Indemnified Party" - as defined in Section 9.3.

"Indemnifying Party" - as defined in Section 9.3.

"Laws" - all laws, statutes, rules, regulations and ordinances of the United States or any domestic state, county, city, or other political subdivision or of any governmental or regulatory authority.


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


"License" - any license, permit, certificate of authority, authorization, approval and registration granted or issued by any governmental or regulatory authority.

"Liens" - any mortgage, pledge, security interest, lease, lien, charge or other encumbrance or any kind, or any Contract to give any of the foregoing.

"Losses" - as defined in Section 9.1.

"Order" - any writ, judgment, decree, injunction or similar order of any governmental authority.

"Person" - any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity, or governmental body.

"Purchaser" - as defined on page 2.

"Purchase Price" - as defined in Section 2.1.

"Purchaser Indemnified Party" - as defined in Section 9.1.

"Seller" - as defined on page 2.

"Seller Indemnified Party" - as defined in Section 9.2.

"Taxes" - any federal, state, or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, real property, personal property, disability, payroll, license, or employee or other withholding tax for which an Acquired Company is liable attributable to activities that took place on or before the Closing Date.

                                   ARTICLE XI
                                  MISCELLANEOUS

        11.1 NOTICES, CONSENTS, ETC. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.


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


                (a)     If to Seller:

                        The Fortress Group, Inc.
                        1650 Tysons Boulevard
                        Suite 600
                        McLean, Virginia 22102

                        Attention: George Yeonas, President


                        Copy to:

                        Milbank Tweed Hadley & McCloy, LLP
                        One Chase Manhattan Plaza
                        New York, NY 10005

                        Attention: Dennis Dunne, Esquire
                        Facsimile No. (212) 530-5219



                (b)     If to Purchaser:

                        Jon L. Girod
                        JLG Investments, LLC
                        4501 N.E. Minnehaha Street
                        Vancouver, WA 98661



                        Copy to:

                        Hagen, Dye, Hirschy & DiLorenzo
                        888 S.W. Fifth Avenue, Suite 1000
                        Portland, OR 97204

                        Attention: John H. Heald, Esquire

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier.

        11.2 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.


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


        11.3 DOCUMENTS. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

        11.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile signature, provided an original instrument shall be delivered to each party no later than three business days after the execution of the Agreement.

        11.5 EXPENSES. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing an carrying out the transactions contemplated by this Agreement.

        11.6 COOPERATION BY THE PARTIES. The parties to this Agreement will use their reasonable efforts, and will cooperate with each other of them, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable each of them to effect the transactions contemplated hereby, and will otherwise use their best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

        11.7 FURTHER ASSURANCES. At any time or from time to time up to one year after the Closing, each of the parties hereto shall, at the request of the other of the parties hereto and at such other parties' expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the sale of the Assets pursuant to this Agreement.

        11.8 GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Washington applicable to a contract executed in such State, without giving effect to conflicts and choice of law principles.

        11.9 HEADINGS. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

        11.10 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties.

        11.11 ENTIRE AGREEMENT. This Agreement and all the Schedules and Exhibits attached to the Agreement (which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties and supersedes all prior or contemporaneous agreements or negotiations (whether in writing or oral) and may be modified only by instruments signed by both of the parties hereto. Oral modifications are absolutely prohibited.


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


        11.12 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, any rights or remedies under or by reason of this Agreement.

        11.13   INTERPRETATIVE MATTERS. Unless the context otherwise requires,
(i) all references to Articles, Sections, Schedules or Exhibits are to those contained in or attached to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

        11.14 TERMINATION. Upon notice to the other parties hereto, the Purchaser or the Seller may terminate this Agreement prior to the Closing under the circumstances set forth below:

        (a) Prior to Closing. This Agreement may be terminated at any time prior to Closing:

                (i) at any time prior to the Closing by the mutual written consent of Purchaser and the Seller;

                (ii) at any time prior to the Closing by either the Seller or Purchaser in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if Purchaser or the Seller, respectively, shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing, or (ii) materially breach any of its representations, warranties or covenants contained herein; and

        (b) Effect of Termination. In the event of termination of this Agreement pursuant to Subsection 11.14(a)(i) then all obligations of the parties hereunder shall terminate and each party will be relieved on any and all claims from the other party growing out of this Agreement and each party will bear its own expenses and respective fees and costs.

        11.15   SURVIVAL. The representations and warranties contained in
Section 4.1 and 4.2 will survive until the expiration of the applicable statute of limitations. All other representations and warranties contained in this Agreement will not survive the Closing, and there shall be no liability in respect thereof.

        11.16 PUBLIC ANNOUNCEMENT. Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as Fortress determines; provided, however, Fortress will provide an advance copy of the public announcement to Purchaser and reasonably consider Purchaser' proposed additions or changes to the announcement. Except as is reasonably necessary to consummate this transaction or consented to by Fortress in advance or required by law,


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


prior to Closing Purchaser shall keep this Agreement confidential.. Seller and Purchaser will consult with each other concerning the means by which the employees, customers, suppliers and other interested parties of the Acquired Companies will be informed of the transaction.

        11.17 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising a right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power, or privilege, and no single or partial exercise of a right, power, or privilege will preclude any other or further exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in it can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given.

        11.18 JOINTLY NEGOTIATED. The provisions of this Agreement have been jointly negotiated by all of the parties to the Agreement, and as such, it is agreed that no provision shall be more strictly construed against a party regardless of which party drafted the provision.



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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          JLG Investments, LLC

                                          by:_______________________
                                               Jon L. Girod
                                          Title: __________________

The Fortress Group, Inc.                  Fortress Holding-Virginia, LLC

By: _________________                     By: _____________________
     Jeffrey Shirley,                          Jeffrey Shirley,
     Vice President                            Manager

[ATTEST]                                  [ATTEST]

----------------------                    ------------------
Michael Villa                             Michael Villa
Assistant Secretary                       Assistant Secretary

Quail Construction, LLC                   Camden Crossing, L.L.C.

By: ________________                      By: ___________________
     Brian Buchanan                            Brian Buchanan
     Assistant Treasurer                       Manager

Quail Real Estate, L.L.C.


By: ________________
     Brian Buchanan
     Manager


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